UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      November 5, 2004

Scanvec Amiable Ltd.

(Exact Name of Registrant as Specified in its Charter)

Israel	000-23734	N/A

(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Two International Plaza, Suite 625, Philadelphia, Pennsylvania	19113-1518

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:      (610) 521-6300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02. Termination of a Material Definitive Agreement.

     On October 15, 2004, the Company filed a Form 8-K with the Securities and Exchange Commission announcing that, on October 8, 2004, the Company had entered into a Unit Purchase Agreement (the “Purchase Agreement”), dated as of September 30, 2004, by and among Scanvec Amiable Ltd. (the “Company”), Treved LLC (“Treved”), Dan Purjes and TWM Associates LLC (together with Treved and Mr. Purjes, the “Sellers”). The closing of the Purchase Agreement was subject to the satisfaction of certain closing contingencies. On November 5, 2004, the Company and the Sellers mutually agreed to terminate their respective rights and obligations under the Purchase Agreement before the closing was consummated. The termination of the Purchase Agreement did not result in any termination penalties, but the Company has agreed to pay the Sellers’ reasonable costs incurred in the negotiation and termination of the transaction up to a maximum of $5,000.

     Mr. Purjes, a party to the Purchase Agreement, is the owner of 87.5% of the outstanding membership interests of Treved and is the Managing Member and Chairman of three entities that together beneficially own an aggregate of 1,726,500 of the Company’s 5,013,500 issued and outstanding ordinary shares, nominal value New Israeli Shekel 1.00 (the “Ordinary Shares”). Had the Purchase Agreement been consummated, Mr. Purjes would have been issued 1,750,000 Ordinary Shares, subject to certain transfer restrictions, resulting in his beneficial ownership of 3,476,500 Ordinary Shares, or approximately 49.6% of the Company’s issued and outstanding Ordinary Shares.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On November 9, 2004, the Company announced that Dr. Ramon Harel, age 75, will step down as the Company’s Chief Executive Officer with effect from the close of business on December 31, 2004. As of that date, he will be appointed Chairman of the Company’s Board of Directors. The Company also announced that Mark Blundell, age 46, will replace Dr. Harel as the Chief Executive Officer and step down as Chairman of the Board of Directors. Both Mr. Blundell and Dr. Harel will continue to serve as directors.

     Mr. Blundell has been Chairman of the Company’s Board of Directors since April 2004. From November 2002 until April 2004, he was self-employed as an independent consultant. He was President and Chief Executive Officer of New Paradigm, an enterprise software company, from 1992 until October 2002. Prior to that, he was Chief Executive Officer of the London Futures & Options Exchange, from 1988 to 1991. He holds an M.A. in Politics, Philosophy and Economics from the University of Oxford.

     Mr. Blundell currently receives compensation from the Company for his services as the Chairman of the Company’s Board of Directors, which compensation must be approved by the Company’s Audit Committee of the Board of Directors, the Board of Directors, and the Company’s shareholders, in that order. Since his appointment as Chairman in April 2004, Mr. Blundell has received a payment for his annual salary in the amount of $75,000 and has received a cash bonus in the amount of $25,000. He does not currently have an employment agreement with the Company.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCANVEC AMIABLE LTD.

Date: November 9, 2004	By:	/s/ Dr. Ramon Harel
Dr. Ramon Harel
Chief Executive Officer